Exhibit 99.1

FOR RELEASE, Thursday, June 16, 2005	For Further Information Contact:
2:00 p.m. Pacific Daylight Time	Kelly Masuda, Investor Contact
(310) 893-7434 or kmasuda@kbhome.com
Kate Mulhearn, Media Contact
(310) 231-4147 or kmulhearn@kbhome.com

KB HOME REPORTS RECORD SECOND QUARTER 2005 RESULTS
Revenues of $2.13 Billion, Up 36%; EPS of $2.06, Up 72%;
Net Orders Up 15%; Backlog Increases 52% to $6.79 Billion;
Company Raises 2005 Earnings Guidance to $9.00 Per Diluted Share

Los Angeles, CA, June 16, 2005 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its second quarter ended May 31, 2005. Highlights include:

•	Total revenues in the second quarter of 2005 rose 36% to $2.13 billion, up from $1.57 billion in the year-earlier quarter, driven by a 37% jump in housing revenues to $2.11 billion from $1.54 billion. The growth in housing revenues reflected double-digit increases in both unit volume and average selling price. Second quarter unit deliveries increased 20% to 8,535, up from 7,124 in the same period of 2004, with each of the Company’s five geographic regions posting higher year-over-year unit delivery volume.

•	Net income in the second quarter increased 78% to $181.5 million, up from $102.1 million in the second quarter of 2004, the result of both higher revenues and significantly improved operating and pretax margins. The Company’s operating and pretax margins both jumped 3.2 percentage points to 13.9% and 12.9%, respectively, in the second quarter of 2005. Diluted earnings per share in the quarter rose 72% to $2.06, up from $1.20 in the year-earlier quarter. All per share amounts reflect the Company’s 2-for-1 stock split on April 28, 2005.

•	The dollar value of the Company’s backlog at May 31, 2005 climbed 52% to approximately $6.79 billion on 27,089 units, up from $4.48 billion on 20,636 units at May 31, 2004. Each of the Company’s geographic regions generated higher year-over-year backlog for the second quarter of 2005 compared to the second quarter of 2004, measured in both dollar value and unit volume. Growth in net orders drove the increase in backlog during the quarter, with total net orders rising 15% to 12,290 in the current period from 10,726 in the second quarter of 2004, to reach the highest level for any quarter in the Company’s history.

•	KB Home is raising its earnings expectation for 2005 to $9.00 per diluted share, up 14% from previous guidance of $7.88 per diluted share, reflecting the Company’s strong first half performance, favorable backlog levels and positive outlook for the remainder of 2005. The new estimate represents a 58% increase from 2004 diluted earnings per share of $5.70.

     “Our outstanding second quarter performance underscores the strength of KB Home’s geographically diverse operations,” said Bruce Karatz, chairman and chief executive officer. “Consumer demand in our markets remains vibrant, fueling strong growth in unit deliveries and selling prices, and driving the 36% increase in second quarter revenues to more than $2.1 billion. And the significant improvement in our margins during the quarter amplified the impact of top-line growth to produce a 78% increase in year-over-year second quarter net income. Our ability to capitalize on these strong market conditions strengthens our optimism for the balance of 2005.”

     Company-wide revenues reached $2.13 billion in the second quarter, increasing 36% from $1.57 billion in the year-earlier quarter, reflecting higher revenues from the Company’s homebuilding operations. Second quarter housing revenues grew 37% to $2.11 billion from $1.54 billion in the second quarter of 2004 on a 20% increase in unit deliveries and a 14% increase in the average selling price. Unit deliveries rose to 8,535 in the second quarter of 2005 from 7,124 in the corresponding quarter of 2004. The Company’s overall average selling price jumped to $247,800 in the second quarter from $216,800 in the year-earlier quarter, reflecting substantial pricing power across all of the Company’s U.S. geographic regions and in France.

     Higher housing revenues and a significantly improved operating margin boosted construction operating income 77% to $294.8 million in the second quarter of 2005 from $166.8 million in the year-earlier quarter. The Company’s construction operating margin improved by 3.2 percentage points in the second quarter of 2005 to 13.9% from 10.7% in the year-earlier period, reflecting a higher housing gross margin (26.8% versus 23.8%) and a slight improvement in the Company’s selling, general and administrative expenses as a percentage of housing revenues (12.9% versus 13.0%). The Company’s pretax income rose to $275.0 million in the current quarter, increasing 80% from $152.5 million in the second quarter of 2004, largely the result of higher revenues and an improved operating margin. The pretax margin expansion of 3.2 percentage points to 12.9% further contributed to the higher pretax income. Earnings per diluted share rose 72% to $2.06, up from $1.20 in the second quarter of 2004, as the impact of higher pretax income was partially offset by slight increases in the Company’s effective income tax rate and average number of diluted shares outstanding.

     “Housing demand in our major markets during the second quarter continued to outstrip supply, producing the highest number of net new orders for any single quarterly period in our Company’s history,” said Karatz. “Backlog at the end of the quarter was up across the board, both in units and dollars, in all five of our geographic regions. We now have approximately $6.79 billion of future revenues in the pipeline, a solid platform for continued growth through the second half of 2005. To support that growth and enhance our financial position, following the end of the second quarter we issued $300 million of 6 1/4% senior notes due 2015. The transaction extends our debt maturity at a very favorable rate, improves our liquidity and provides us with greater flexibility to accomplish our financial and operational goals. Our overall financing strategy remains unchanged: to ensure adequate capacity for future growth while working to achieve year-over-year improvement in our leverage ratio.”

     The Company generated 12,290 net orders in the second quarter of 2005, up from 10,726 net orders in the year-earlier period. This 15% growth in net orders contributed to a 52% increase in the Company’s backlog value to approximately $6.79 billion at May 31, 2005, up from approximately $4.48 billion at May 31, 2004. Unit backlog rose 31% to 27,089 units at May 31, 2005 from 20,636 units at May 31, 2004. Each of the Company’s geographic regions posted double-digit increases in backlog value as of May 31, 2005.

     For the six months ended May 31, 2005, KB Home delivered 15,382 homes, an increase of 16% from the 13,320 homes delivered in the first half of 2004. Total revenues for the first six months of 2005 reached $3.77 billion, up 29% from $2.92 billion in the same period of 2004. Net income in the first half of the year increased 73% to $304.3 million, up from $176.3 million in the first half of 2004. Diluted earnings per share for the period rose 67% to $3.47, up from $2.08 per diluted share in the first six months of 2004.

     “As our results demonstrate, KB Home continues to deliver on its commitment to increase shareholder value,” said Karatz. “Our business is clearly benefiting from a strong focus on strategic market positions, a proven operating model and organic growth. Our recent 2-for-1 stock split is tangible evidence of the confidence our board of directors has in the future of our business. And, with excellent first half financial results and record backlog levels supporting our projections, we are comfortable raising our earnings guidance for 2005 to $9.00 per diluted share. This new guidance represents a 14% improvement from our previous estimate and a 58% increase over our 2004 earnings per share of $5.70.”

The Conference Call on the Second Quarter 2005 earnings will be broadcast live TOMORROW at 8:00 a.m. Pacific Daylight Time, 11:00 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the largest homebuilders in France. In fiscal 2004, the Company delivered 31,646 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit http://www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, but not limited to, changes in national, regional, local or general economic conditions, conditions in the capital, credit and homebuilding markets, material prices and availability, labor costs and availability, interest rates and the Company’s debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors (including weather, natural disasters or similar environmental events), government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, and the continued impact of terrorist activities and U.S. response, unanticipated violations of Company policy, unanticipated legal or regulatory proceedings or claims or other events outside of the Company’s control. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2004 and its other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to the Company’s business. The Company does not have a specific policy or intent of updating or revising forward-looking statements.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Six Months and Three Months Ended May 31, 2005 and 2004
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2005	2004	2005	2004
Total revenues	$3,766,446	$2,923,795	$2,130,326	$1,570,386

Construction:
Revenues	$3,748,806	$2,899,971	$2,120,313	$1,558,092
Costs and expenses	(3,258,434)	(2,613,675)	(1,825,561)	(1,391,275)

Operating income	490,372	286,296	294,752	166,817

Interest income	1,771	2,196	791	1,007
Interest expense, net of amounts capitalized	(6,417)	(10,806)	(4,001)	(6,285)
Minority interests	(33,426)	(22,639)	(19,066)	(13,933)
Equity in pretax of unconsolidated joint ventures	7,779	3,664	2,162	2,427

Construction pretax income	460,079	258,711	274,638	150,033

Mortgage banking:
Revenues:
Interest income	5,050	4,995	2,501	2,430
Other	12,590	18,829	7,512	9,864

	17,640	23,824	10,013	12,294

Expenses:
Interest	(3,129)	(1,965)	(1,446)	(902)
General and administrative	(13,533)	(17,356)	(8,192)	(8,919)

Mortgage banking pretax income	978	4,503	375	2,473

Total pretax income	461,057	263,214	275,013	152,506

Income taxes	(156,800)	(86,900)	(93,500)	(50,400)

Net income	$304,257	$176,314	$181,513	$102,106

Basic earnings per share	$3.76	$2.24	$2.22	$1.29

Diluted earnings per share	$3.47	$2.08	$2.06	$1.20

Basic average shares outstanding	80,938	78,644	81,665	78,968

Diluted average shares outstanding	87,750	84,886	88,044	85,156

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31,	November 30,	May 31,
	2005	2004	2004
ASSETS

Construction:
Cash and cash equivalents	$76,279	$190,660	$65,611
Receivables	461,174	513,974	429,169
Inventories	5,094,819	4,143,254	3,553,784
Investments in unconsolidated joint ventures	204,702	168,425	85,055
Deferred income taxes	216,720	217,618	152,254
Goodwill	244,887	249,313	236,835
Other assets	150,604	142,252	146,448

	6,449,185	5,625,496	4,669,156

Mortgage banking:
Cash and cash equivalents	29,835	43,536	28,270
Receivables	72,582	150,726	185,350
Other assets	16,117	16,198	12,511

	118,534	210,460	226,131

Total assets	$6,567,719	$5,835,956	$4,895,287

LIABILITIES AND STOCKHOLDERS’ EQUITY

Construction:
Accounts payable	$739,892	$749,050	$593,173
Accrued expenses and other liabilities	865,644	810,913	563,374
Mortgages and notes payable	2,370,952	1,975,600	1,766,304

	3,976,488	3,535,563	2,922,851

Mortgage banking:
Accounts payable and accrued expenses	80,328	45,025	38,838
Notes payable	9,047	71,629	105,301
Collateralized mortgage obligations secured by mortgage-backed securities	883	1,018	5,829

	90,258	117,672	149,968

Minority interests	134,700	127,040	105,636
Stockholders’ equity	2,366,273	2,055,681	1,716,832

Total liabilities and stockholders’ equity	$6,567,719	$5,835,956	$4,895,287

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2005 and 2004
(In Thousands — Unaudited)

	Six Months		Three Months
	2005	2004	2005	2004
Construction revenues:
Housing	$3,732,911	$2,876,284	$2,114,812	$1,544,312
Commercial	2,798	9,124	614	6,070
Land	13,097	14,563	4,887	7,710

Total	$3,748,806	$2,899,971	$2,120,313	$1,558,092

	Six Months		Three Months

	2005	2004	2005	2004

Costs and expenses:
Construction and land costs Housing	$2,754,827	$2,212,196	$1,548,627	$1,177,455
Commercial	1,342	7,212	(490)	5,087
Land	8,482	13,964	4,139	7,762

Subtotal	2,764,651	2,233,372	1,552,276	1,190,304
Selling, general and administrative expenses	493,783	380,303	273,285	200,971

Total	$3,258,434	$2,613,675	$1,825,561	$1,391,275

	Six Months		Three Months

	2005	2004	2005	2004

Interest expense:
Interest incurred	$85,367	$64,280	$44,171	$33,680
Interest capitalized	(78,950)	(53,474)	(40,170)	(27,395)

Interest expense	$6,417	$10,806	$4,001	$6,285

	Six Months		Three Months

	2005	2004	2005	2004

Other information:
Depreciation and amortization	$10,161	$10,448	$5,158	$5,215
Amortization of previously capitalized interest	38,379	34,500	22,316	18,780

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2005 and 2004
(Unaudited)

	Six Months		Three Months
	2005	2004	2005	2004
Average sales price:
West Coast	$449,700	$394,700	$450,100	$399,500
Southwest	247,500	197,300	258,400	200,800
Central	155,100	148,200	158,300	147,400
Southeast	199,400	167,500	205,700	170,400
France	217,000	211,100	210,400	209,300

Total	$242,700	$215,900	$247,800	$216,800

	Six Months		Three Months

	2005	2004	2005	2004

Unit deliveries:
West Coast	2,512	2,310	1,417	1,204
Southwest	3,605	3,453	2,033	1,799
Central	3,990	3,542	2,117	1,884
Southeast	2,979	2,045	1,665	1,127
France	2,296	1,970	1,303	1,110

Total	15,382	13,320	8,535	7,124

Unconsolidated joint ventures:	353	324	143	181

	Six Months		Three Months

	2005	2004	2005	2004

Net orders:
West Coast	3,882	3,194	2,025	1,554
Southwest	4,597	4,405	2,457	2,382
Central	5,742	5,402	3,201	3,210
Southeast	4,364	3,385	2,523	2,131
France	3,606	2,394	2,084	1,449

Total	22,191	18,780	12,290	10,726

Unconsolidated joint ventures:	96	600	41	250

	May 31, 2005		May 31, 2004

	Backlog Units	Backlog Value	Backlog Units	Backlog Value

Backlog data:
(Dollars in thousands) West Coast	4,837	$2,150,227	3,525	$1,412,318
Southwest	5,544	1,428,789	4,815	954,651
Central	5,810	903,725	5,431	816,121
Southeast	5,665	1,211,460	3,572	611,343
France	5,233	1,098,930	3,293	688,237

Total	27,089	$6,793,131	20,636	$4,482,670

Unconsolidated joint ventures:	238	$40,460	967	$169,403